EXHIBIT 99.1

West Bancorporation, Inc. Annual Shareholders' Meeting
April 28, 2011

The meeting was called to order by David R. Milligan, Chairman of the Board.

It was announced that 90 percent of the shares eligible to vote were in attendance either in person or by proxy. A quorum of shares was represented and the meeting was called to order.

Mr. Milligan gave a brief overview of the meeting and made the following introductions:

Guests:
Wade Hauser, Ahlers & Cooney (Legal Counsel)
Mike Lundberg, McGladrey & Pullen, LLP (Independent Auditors)
Roger Jones and Craig Wierson, Clifton Gunderson (Internal Auditors)
Board Members:
Current Directors standing for re-election:
Frank W. Berlin
Thomas A. Carlstrom
Joyce A. Chapman
Kaye R. Lozier
David R. Milligan
George D. Milligan
David D. Nelson
James W. Noyce
Robert G. Pulver
Retiring Directors:
Orville E. Crowley
Jack G. Wahlig
Connie Wimer
Current Directors not standing for re-election:
Douglas R. Gulling
Brad L. Winterbottom
New Directors standing for election:
Steven K. Gaer
Lou Ann Sandburg

Mr. Milligan also introduced Jason Worth, who will be joining West Bank's Board of Directors.

Mr. Milligan then asked that ballots be distributed to any shareholders who had not yet returned a proxy by mail or online and would like to vote or to anyone who would like to change their vote.

Mr. Milligan then gave an overview of some recent developments. The highlights of his comments included the following:

Dividends - The Company declared a $0.05 per common share quarterly dividend payable May 31st to shareholders of record on May 9th. It is our intention at this time to resume dividends on a quarterly basis.

TARP repayment - We believe we have sufficient capital. Our preference is to repay TARP with retained earnings. However, we have applied for the Small Business Lending Fund and have filed a shelf registration that would allow us to sell common and preferred stock in case we need to use one or both of these options.

The podium was then turned over to Doug Gulling to review the Company's financial performance for 2010 and the first quarter of 2011.

The following comments were made by Mr. Gulling, Chief Financial Officer, to accompany the slides included in Exhibit 99.2:

Slide 1

Net income has been steadily improving since the loss recorded in the second quarter of 2009. Although it is not necessarily moving in a straight line, it is definitely trending in the right direction. For 2010, our net income available to common shareholders was $11.1 million. For the first quarter of 2011, it was $3.96 million.

The improvement in net income is largely due to the improvement in credit quality which has allowed for a reduction in the provision for loan losses, but our net interest income and net interest margin have also improved.

In addition, while we have added some costs to improve infrastructure, our expenses as measured by the efficiency ratio are still better than the average of the Company's peers.

Slide 2

This slide shows the dramatic improvement in nonperforming assets. All categories are showing improvement. In early April, an additional $1.3 million of other real estate owned was sold. While the inflow of loans into the nonperforming categories has not completely stopped, it has definitely slowed down.

Slide 3

This slide shows the Company's tangible common equity ratio. The improvement in the ratio is a combination of an increase in the retained earnings of the Company and a reduction in the size of the Company. This ratio is an important measure for the investment community. The average of other public companies comparable to our size is around 7.5 percent. Our opinion is that the Company's ratio of 9.0 percent compares favorably with our publicly traded peers. This ratio would not be affected by TARP repayment.

Slide 4

West Bank's regulatory capital ratios have also improved and are at a level we believe represents significant strength relative to our peers. The improvement is due to a decline in asset size and improved profitability.

Slide 5

This slide shows three measures of asset quality and compares West Bank's numbers with those of two competitors in each of our markets in central Iowa and eastern Iowa, as well as showing the numbers for our national peer group. We believe we compare very favorably with this group.

Slide 6

This slide compares profitability and capital measures with the same peer group as the previous slide. It shows West Bank's capital ratios exceed those in this group, and profitability, when adjusted for asset size, is greater than all except for Hills Bank in Iowa City.

Mr. Gulling concluded with the following remarks:

2010 and the first quarter of 2011 have shown tremendous progress in improving asset quality, profitability and capital strength. We believe those trends will continue in the foreseeable future.

It was asked if there were any financial questions, and none were asked.

Mr. Milligan then returned to the podium and introduced the shareholder proposal.

Mr. Hayer presented his shareholder proposal, which was described in detail in the Proxy materials distributed to all shareholders.

Mr. Milligan then returned to the podium and presented a short response which included the Company's position in opposition to Mr. Hayer's proposal. The Company's position is detailed in the Proxy. Mr. Milligan also reported the recommendation from ISS Proxy Advisory Services which was opposed to the shareholder proposal.

Mr. Milligan then asked for collection of the proxies which had been handed out. He introduced Mr. Nelson, Chief Executive Officer.

Mr. Nelson then made the following comments:

Last year at our Annual Shareholders' Meeting I had only been on the job for about three weeks, so I feel better prepared today.

Thank you for your support and advocacy of West Bank. We believe that is our greatest strength.

Last year passed quickly as we have all been very focused on improving our performance, and 2010 was a year of very significant improvement for our organization.

I am very proud of what our team has done and will continue to do to improve our performance and I hope you are too.

We have made infrastructure investments to improve our credit quality and to also position ourselves for growth.

These infrastructure investments are already yielding returns.

Our credit problems today have essentially been cut in half from a year ago, we have returned to profitability, and our capital ratios are strong.

The economy isn't great, but we have achieved a position of strength, our team is highly engaged, and we look forward to the future with confidence.

While last year our primary objectives were:

1)	Achieve dramatic improvement in credit quality

2)	Implement permanent improvement in our credit process

This year our primary focus is our sales and service culture.

While it is true we will make more money by simply losing less, we also need to grow and to grow responsibly. We also know we cannot shrink our way to prosperity.

You will ask, “if the economy does not grow, how can the Bank grow?”

You might also ask, “if the economy does not expand, doesn't that mean in order to grow, you need to take customers away from someone else?”

It is very true the rate of economic expansion will impact the level of opportunities but not our sales and relationship building activities.

Our investments in infrastructure are not only serving to improve our credit quality, they are allowing our sales team to become much more focused on relationship building that generates revenue. There are several banks in our market for whom this is not true which represents opportunity for us. We receive numerous contacts from area bankers with other organizations expressing their interest to join our team.

We believe there is a correlation between employee and customer satisfaction.

We also have numerous existing, very credit worthy customers who have not yet decided it is time to expand their inventories, replace equipment, or to leverage themselves for growth.

Therefore, we believe significant pent up demand is building, and when the economy turns, we will be well-positioned.

Our leadership team is currently in the process of developing specific sales activity expectations for all of our sales people. The role of the manager is then to help their people achieve the expectations they have set for them.

Our sales and service culture is good, but that has not been where our focus has been recently. We have a very strong and talented team that works hard and cares deeply.

Every West Bank team member recently participated in identifying and defining what it means to be a community bank and why people should choose to do business with us.

1)	We build strong customer relationships through service and hard work.

2)	We are committed to the communities we serve.

3)	We build and maintain a strong reputation.

4)	We focus on developing, recognizing, and retaining our top performing people.

When we have clarity around those concepts, it reveals our competitive advantages. We are building specific activities around those concepts to be sure we are focused upon what is most important.

This process requires inspection, accountability, and reinforcement. Our management team and our Board is committed to do exactly that.

This is also where the fun and enjoyment of being a community banker is found.

You might even see a new West Bank brand at some point that will reflect the values identified by our team.

We also believe that when our industry returns to a sense of “normal,” the consolidation in our industry will pick up where it left off. This means the big banks will get bigger and there will be fewer of us (community banks), and the differences between being a community bank and a non-community bank will become even more visible.

We have also recently created a Community Advisory Board of Directors in both the Des Moines and Iowa City markets. We have essentially deputized a band of customer advocates to help us with our marketing activities.

We recently filed a shelf registration that would allow us to raise an additional $30 million of capital if it is ever needed. Should we find an acquisition opportunity within our existing market territory that our Board felt was a good geographic match and cultural fit, we might choose to pursue such an opportunity.

We will also use our Foundation as a tool to provide community leadership and further enhance our image and reputation as a strong community bank.

During 2010, the West Bancorporation Foundation and West Bank approved grants, sponsorships, and support to 163 charities totaling $370,000.

West Bank employees provided over 7,500 hours of volunteer service to 190 different charitable organizations, schools, and civic organizations in central and eastern Iowa. We see this continuing to increase during 2011.

You have already heard from Doug, who represents everything you could hope for in a chief financial officer.

I would like to introduce the other two members of our executive leadership team.

Brad Winterbottom - Brad is our Bank President. He is our leader with relationship building and has been a pillar of strength for 19 years with West Bank.

Harlee Olafson - Harlee is our Chief Risk Officer. Harlee came to us last year and brought his 30+ years of leadership experience and his vision for the future with him.

When our organization reaches a position of industry envy and admiration and people ask, “how did they do that?”

The answer is not going to be about what one person did or did not do, it will be about what a group of people did on purpose together.

The meeting was then opened up to questions from the shareholders.

Question (directed to Mr. Nelson): A recent local newspaper article about a fraud committed against a local bank, mentions that two other unnamed financial institutions were also victims of the same fraud. Can you confirm that West Bank was not one of the two unnamed banks, and also, what are you doing to prevent and protect the Company against fraud?
Answer: There are times when we have had attempts of fraud. We are constantly working on refining and improving our customer service and procedures to guard against attacks. West Bank was not involved in the fraud discussed in the article you are referring to.

There were no further questions and the results of the voting were then announced.

Under Proposal 1, all persons standing for election to the Board of Directors received a sufficient number of votes to be elected. Under Proposal 2, the 2010 executive compensation was approved. Under Proposal 3, the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for West Bancorporation, Inc. for the year ending December 31, 2011, was ratified. Under Proposal 4, the non-binding shareholder proposal to reduce director's fees did not pass.

Mr. Milligan welcomed the new directors and congratulated all of the directors. He also thanked the retiring directors for their service.
There were no further questions, and Mr. Milligan asked if there was any other business to come before this meeting. There was no other business.

Mr. Milligan provided the following closing comments:

The Board is pleased with the progress of the Company for 2010 and the first quarter of 2011 but is far from satisfied. We are headed in the right direction.

The meeting was then adjourned.